Exhibit 4.2

Execution Version

PRUDENTIAL FINANCIAL, INC.

TO

THE BANK OF NEW YORK

Trustee

Second Supplemental Indenture

Dated as of June 30, 2008

9.0% Junior Subordinated Notes

due 2068

TABLE OF CONTENTS

		Page
ARTICLE ONE

DEFINITIONS

Section 1.01	Definitions	1

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01	Designation and Principal Amount	9
Section 2.02	Repayment	9
Section 2.03	Form	13
Section 2.04	Rate of Interest; Interest Payment Dates	13
Section 2.05	Interest Deferral	14
Section 2.06	Alternative Payment Mechanism	15
Section 2.07	Events of Default	19
Section 2.08	Securities Registrar; Paying Agent; Place of Payment	19
Section 2.09	Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership	19
Section 2.10	No Sinking Fund	20
Section 2.11	Subordination	20
Section 2.12	Senior Indebtedness	21
Section 2.13	Defeasance	22

ARTICLE THREE

COVENANTS

Section 3.01	Dividend and Other Payment Stoppages	22
Section 3.02	Additional Limitation on Deferral Over One Year	24

ARTICLE FOUR

REDEMPTION OF THE NOTES

Section 4.01	Redemption	24
Section 4.02	Limitation on Partial Redemption	24

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SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture, dated as of June 30, 2008 (the “Supplemental Indenture”), between Prudential Financial, Inc., a New Jersey corporation (the “Company”), having its principal office at 751 Broad Street, Newark, New Jersey 07102, and The Bank of New York, a national banking association, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an indenture, dated as of June 17, 2008 (the “Indenture”), to the Trustee to provide for the future issuance of the Company’s subordinated debt securities, to be issued from time to time in one or more series as might be determined by the Company under the Indenture.

Section 901 of the Indenture provides that the Company and the Trustee, without the consent of any Holder, may enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 thereof.

Pursuant to the terms of the Indenture, the Company desires to provide for the establishment, authentication and issuance of a new series of its Securities, the form and terms thereof, as hereinafter set forth.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture. The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102 and 903 of the Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes (as herein defined) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

Definitions

Section 1.01 Definitions

For all purposes of this Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise requires:

(a) the terms defined in the Indenture have the same meanings when used in this Supplemental Indenture unless otherwise defined herein;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c) any reference to an Article, Section, other subdivision or Exhibit refers to an Article, Section or other subdivision of, or Exhibit to, this Supplemental Indenture; and

(d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

In addition, the following terms used in this Supplemental Indenture have the following respective meanings:

“Applicable Spread” means (i) in the case of a redemption in connection with a Rating Agency Event, 0.50%, and (ii) in all other cases, 0.50%.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office is closed for business.

“Business Combination” means a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other Person or a similar transaction involving the Company.

“Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to third parties other than Subsidiaries in public offerings or private placements; provided that the Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon or dividend rate considerations.

“Common Equity Issuance Cap” has the meaning specified in Section 2.06(a)(i).

“Common Stock” means (i) shares of the Company’s common stock, including common stock issued pursuant to any dividend reinvestment plan or the Company’s employee benefit plans, (ii) a security of the Company ranking upon the Company’s liquidation, dissolution or winding up junior to Qualifying Preferred Stock and pari passu with the common stock that tracks the performance of, or relates to the results of, a business, unit or division of the Company or its Subsidiaries, and (iii) any securities that have no preference in the payment of dividends or amounts payable upon liquidation, dissolution and winding up and are issued in exchange for the securities described in clause (i) or (ii) above in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Company” has the meaning specified in the Recitals.

“Current Market Price” means, with respect to the Common Stock on any date, (i) the closing sale price per share of Common Stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date (a) as reported in composite transactions by the New York Stock Exchange or (b) if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted or (ii) if the Common Stock is not so traded or quoted, the average of the mid-point of the last bid and ask prices for the shares of Common Stock on such date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Cut-off Date” with respect to any Repayment Date means a date, selected by the Company, no more than 15 and no less than ten Business Days prior to such Repayment Date.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 2.05 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Notes.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable) that the Company has received during the 180 days prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities, up to the Preferred Stock Issuance Cap in the case of Qualifying APM Securities that are Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock, to Persons that are not Subsidiaries.

“Final Maturity Date” has the meaning specified in Section 2.02(b).

“Fixed Commitments” means, as of any date, the maximum number of shares of Common Stock that can be issued on or after such date under options, warrants, convertible securities, equity-linked contracts and other agreements of any type that are outstanding or existing on such date and require the Company to issue a determinable number of shares of Common Stock.

“Fixed-to-Floating Rate Notes” means the Company’s 8.875% Fixed-to-Floating Rate Junior Subordinated Notes due 2068.

“Indenture” has the meaning specified in the Recitals.

“Intent-Based Replacement Disclosure” has the meaning specified in the Replacement Capital Covenant.

“Interest Payment Date” has the meaning specified in Section 2.04(b).

“Interest Period” means the period beginning on and including the date hereof and ending on but excluding the first Interest Payment Date thereafter and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.

“Make-Whole Redemption Price” means, with respect to a redemption of the Notes in whole but not in part prior to June 15, 2013, the greater of (i) 100% of the principal amount of the Notes and (ii) the present value of a principal payment on June 15, 2013 and scheduled payments of interest that would have accrued from the Redemption Date to June 15, 2013, discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as determined and provided to the Company by the Treasury Dealer) plus the Applicable Spread.

“Mandatorily Convertible Preferred Stock” means Preferred Stock with (i) no prepayment obligation of the liquidation preference on the part of the Company, whether at the election of the holders or otherwise, and (ii) a requirement that the Preferred Stock mandatorily convert into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such Preferred Stock, subject to customary anti-dilution provisions.

“Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.02 or Qualifying APM Securities pursuant to Section 2.06, the occurrence or existence of any of the following events or set of circumstances:

(i) the Company would be required to obtain the consent or approval of its stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying APM Securities pursuant to Section 2.06 or to issue Qualifying Capital Securities pursuant to Section 2.02, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(ii) trading in securities generally, or in shares of the Company’s Common Stock specifically, on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market on which the Company’s Common Stock is then listed or traded, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the United States Securities and Exchange Commission, the relevant exchange or by any other regulatory body or governmental agency having jurisdiction and the establishment of such minimum prices shall have materially disrupted trading in, and the issuance and sale of, the Company’s Common Stock;

(iii) a banking moratorium shall have been declared by the federal or state authorities of the United States such that the issuance of, or market trading in, the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been materially disrupted or ceased;

(iv) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that the issuance of, or market trading in, the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been materially disrupted or ceased;

(v) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that the issuance of, or market trading in, the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been materially disrupted or ceased;

(vi) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions (including, without limitation, as a result of terrorist activities or the effect of international conditions on the financial markets in the United States) such that trading in the Qualifying APM Securities or Qualifying Capital Securities, as the case may be, shall have been materially disrupted or ceased;

(vii) an event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as applicable, would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, and the Company has a bona fide reason for keeping the same confidential or its disclosure would impede the Company’s ability to consummate the transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period; or

(viii) the Company reasonably believes that the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the United States Securities and Exchange Commission (for reasons other than those referred to in clause (vii) above), and the Company determines it is unable to comply with such rule or regulation or such compliance is impracticable, provided that no single suspension period contemplated by this clause (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) shall not exceed an aggregate of 180 days in any 360-day period.

“Notes” has the meaning specified in Section 2.01(a).

“Pari Passu Securities” means debt securities of the Company that rank in right of payment upon liquidation of the Company on a parity with the Notes, and includes the Notes and the Fixed-to-Floating Rate Notes.

“Permitted Remedies” has the meaning specified in the Replacement Capital Covenant.

“Preferred Stock” means the preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning specified in Section 2.06(a)(ii).

“Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock, Qualifying Warrants and Mandatorily Convertible Preferred Stock, provided that the Company may amend this definition without the consent of any Holder of the Notes in accordance with Section 2.06(e).

“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Preferred Stock” means the Company’s non-cumulative perpetual Preferred Stock that (i) ranks pari passu with or junior to all other outstanding Preferred Stock, other than Preferred Stock that is issued or issuable pursuant to a stockholders’ rights plan or similar plan or arrangement, (ii) contains no remedies other than Permitted Remedies and (iii)(a) is redeemable, but is subject to Intent-Based Replacement Disclosure, and has a provision that provides for mandatory suspension of distributions upon its failure to satisfy one or more financial tests set forth therein or (b) is subject to a Qualifying Replacement Capital Covenant.

“Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Warrants” means any net share-settled warrants to purchase Common Stock that have an exercise price at the time of pricing greater than the Current Market Price and that the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to purchase for cash in any circumstances.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in:

(i) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the issue date of the Notes; or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the issue date of the Notes.

“Repayment Date” means the Scheduled Maturity Date, each Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the Notes and, to the extent that any principal is repaid thereon, the Final Maturity Date.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of June 30, 2008, of the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.02(a)(vii).

“Scheduled Maturity Date” has the meaning specified in Section 2.02(a)(i).

“Share Cap Amount” has the meaning specified in Section 2.06(a)(iii).

“Supplemental Indenture” means this instrument as originally executed or as it from time to time may be supplemented or amended by one or more agreements supplemental hereto.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or effective on or after the date hereof;

(ii) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after the date hereof; or

(iii) threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (or their successors) or, if Citigroup Global Markets Inc., J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated (or their successors) refuse to act as Treasury Dealers for the purpose of determining the Make-Whole Redemption Price or cease to be primary U.S. government securities dealers, another nationally recognized investment banking firm that is a primary U.S. government securities dealer specified by the Company to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price.

“Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the Wall Street Journal in the table entitled “Treasury Bonds, Notes and Bills”, except that: (i) if that table (or any successor table) is not published or does not contain that price information on that trading day or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means, with respect to a Redemption Date, the quarterly equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated by the Treasury Dealer in accordance with standard market practice and computed as of the second trading day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to United States Treasury yields.

ARTICLE TWO

General Terms and Conditions of the Notes

Section 2.01 Designation and Principal Amount

(a) Designation

Pursuant to Section 301 of the Indenture, there is hereby established a series of Securities of the Company designated as the 9.0% Junior Subordinated Notes due 2068 (the “Notes”), the principal amount of which to be issued shall be in accordance with Section 2.01(b) and as set forth in a Company Order for the authentication and delivery of Notes pursuant to the Indenture, and the form and terms of which shall be as set forth hereinafter.

(b) Principal Amount; Additional Notes

Notes in an initial aggregate principal amount of $800,000,000, upon execution of this Supplemental Indenture, shall be executed by the Company and delivered to the Trustee, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order. The Company may execute and deliver to the Trustee, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order, up to an additional $120,000,000 principal amount of Notes pursuant to the exercise of the underwriters’ over-allotment option under the Underwriting Agreement, dated as of June 24, 2008, among the Company and Citigroup Global Markets Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters. At any time and from time to time after the date hereof, without the consent of any Holders of the Notes, the Company may execute and deliver additional Notes, in addition to the $800,000,000 initial aggregate principal amount previously provided for and in addition to the principal amount of any Notes delivered pursuant to the exercise of the underwriters’ over-allotment option, to the Trustee for authentication, together with a Company Order for the authentication and delivery of such additional Notes, so long as such additional Notes are fungible for U.S. tax purposes with the Notes issued as of the date of this Supplemental Indenture. Any additional Notes so issued shall be governed by this Supplemental Indenture and shall rank equally and ratably in right of payment with the Notes issued on the date of this Supplemental Indenture and, together with the Notes issued as of the date of this Supplemental Indenture, shall be treated as a single series of Notes for all purposes.

Section 2.02 Repayment

(a) Scheduled Maturity Date

(i) The principal amount of, and all accrued and unpaid interest on, the Notes shall be payable in full on June 15, 2038 or, if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”), to the extent of the net proceeds received by the Company during the 180-day period ending on the Cut-off Date from the issuance of Qualifying Capital Securities as contemplated by Section 2.02(a)(iv). In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to Section 2.02(a)(v) in connection with the Scheduled Maturity Date, (x) the principal amount of Notes payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of Notes shall be repaid on the Scheduled Maturity Date pursuant to Article Five, and (z) subject to Section 2.02(a)(ii), the unpaid principal amount of the Notes shall remain outstanding. The Company shall repay the unpaid principal amount of the Notes on the immediately succeeding Interest Payment Date to the extent of the net proceeds received by the Company during the 90-day period ending on the Cut off Date from the issuance of Qualifying Capital Securities as contemplated by Section 2.02(a)(iv), and to a like extent on each Interest Payment Date thereafter until the Company has repaid the Notes in full, or such earlier date on which they are redeemed pursuant to Article Four or become due and payable pursuant to Sections 501 and 502 of the Indenture.

(ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to Section 2.02(a)(v) in connection with any Repayment Date following the Scheduled Maturity Date, (x) the principal amount of the Notes payable on such Repayment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount shall be repaid on such Repayment Date pursuant to Article Five to the extent of net proceeds received by the Company during the 90-day period ending on the Cut off Date from the issuance of Qualifying Capital Securities as contemplated by Section 2.02(a)(iv), and (z) the unpaid principal amount shall remain outstanding. The Company shall repay the unpaid principal amount of the Notes on the immediately succeeding Repayment Date to the extent of the net proceeds received by the Company during the 90-day period ending on the Cut off Date from the issuance of Qualifying Capital Securities as contemplated by Section 2.02(a)(iv), and on each Repayment Date thereafter to like extent until the Notes are paid in full, or such earlier date on which they are redeemed pursuant to Article Four or become due and payable pursuant to Sections 501 and 502 of the Indenture.

(iii) The obligation of the Company to repay the Notes pursuant to this Section 2.02(a) on any date prior to the Final Maturity Date shall be subject to (x) its obligations under Article Eleven of the Indenture to the holders of Senior Indebtedness and (y) its obligations under Section 2.05 with respect to the payment of deferred interest on the Notes.

(iv) Until the Company has repaid the Notes in full, or such earlier date on which the Notes are redeemed pursuant to Article Four or become due and payable pursuant to Sections 501 and 502 of the Indenture:

(A) the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during the 180-day period ending on the Cut-off Date to permit repayment of the Notes in full on the Scheduled Maturity Date pursuant to Section 2.02(a)(i); and

(B) if the Company is unable for any reason to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Notes on any Repayment Date (other than the Final Maturity Date), the Company shall continue to use its Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the sale of Qualifying Capital Securities during the 90-day period ending on each subsequent Cut-off Date to permit repayment of the Notes on such following Repayment Date pursuant to Section 2.02(a)(i); and

(C) the Company shall repay the Notes to the extent required by Section 2.02(a)(vi).

For the avoidance of doubt, the Company is not obligated to sell any securities other than Qualifying Capital Securities to raise net proceeds for repayment of the Notes pursuant to this Section 2.02(a), or to apply the proceeds of any such sale of other securities for repayment of the Notes pursuant to this Section 2.02(a), and no Holder of Notes may require the Company to issue any such other securities in satisfaction of its obligations under this Section 2.02(a).

(v) The Company, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to Section 2.02(a)(iv) to permit repayment of the Notes in full on any Repayment Date (other than the Final Maturity Date) pursuant to Section 2.01(a)(i) or (ii), as applicable, shall deliver an Officers’ Certificate to the Trustee (who shall forward such certificate to each Holder of the Notes) on and dated the Cut-off Date stating the amount of net proceeds, if any, raised pursuant to Section 2.02(a)(iv) in connection with such Repayment Date. The Company shall not be obligated to sell Qualifying Capital Securities pursuant to Section 2.02(a)(iv) if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the entire 180-day period ending on the Cut-off Date or, in the case of any Repayment Date after the Scheduled Maturity Date, the entire 90-day period preceding the Cut-off Date; or (B) the Market Disruption Event continued for only part of the 180-day period or 90-day period, as the case may be, but the Company was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Notes in full. In the event that the Company was unable, although no Market Disruption Event occurred, after Commercially Reasonable Efforts to raise sufficient net proceeds during the 180-day or 90-day period, as the case may be, to permit repayment of the Notes in full on such Repayment Date, the Company shall deliver an Officers’ Certificate that certifies the same to the Trustee (who shall forward such certificate to each Holder of the Notes) on the Cut-off Date. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of Notes is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 5.01 setting forth the principal amount of the Notes to be repaid on such Repayment Date, which amount shall be determined after giving effect to Section 2.02(a)(vi). In the event the Company fails to deliver an Officer’s Certificate to the Trustee in the manner described herein in connection with a Repayment Date, the Company shall be deemed to have confirmed that sufficient proceeds have been raised from an issuance of Qualifying Capital Securities, and all outstanding principal of the Notes will be due on such Repayment Date.

(vi) Payments in respect of the Notes on any Repayment Date will be applied as follows: first, to deferred interest on the Notes (including compounded interest thereon) to the extent of Eligible Proceeds raised pursuant to Section 2.06; second, to pay current interest on the Notes to the extent not paid from other sources; and third, to the principal amount of the Notes; provided that if the Company is obligated to sell Qualifying Capital Securities and repay principal on any outstanding Pari Passu Securities in addition to the Notes in respect thereof, then on any date and for any period, such payments shall be made on the Notes and those other Pari Passu Securities having the same scheduled maturity date as the Notes (including the Fixed-to-Floating Rate Notes) pro rata in accordance with their respective outstanding principal amounts, and no such payments shall be made to any other such Pari Passu Securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Notes have been paid in full, except to the extent permitted by Sections 3.01 and 2.06(c). If at any time the Company is obligated to sell Qualifying Capital Securities and repay principal on any outstanding Pari Passu Securities having an earlier scheduled maturity date in addition to the Notes, then no payment shall be made on the Notes until the principal of and all accrued and unpaid interest on such Pari Passu Securities having an earlier scheduled maturity date is paid in full. If the Company raises less than $5,000,000 of net proceeds from the sale of Qualifying Capital Securities during the relevant 180-day or 90-day period, the Company will not be required to repay any Notes on the Scheduled Maturity Date or the next Repayment Date, as applicable. On the next Repayment Date as of which the Company has raised at least $5,000,000 of net proceeds during the 180-day period (or, if shorter, the period beginning on the date on which the Company last repaid any principal amount of Notes) ending on the Cut-off Date, the Company shall be required to repay a principal amount of the Notes (and any Pari Passu Securities having the same scheduled maturity date as the Notes, as described in the proviso to the first sentence of this clause (vi)) equal to the entire net proceeds from the sale of Qualifying Capital Securities during such 180-day or shorter period on such Repayment Date.

(vii) The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Notes is permitted under the Replacement Capital Covenant, except with the consent of Holders of a majority in principal amount of the Notes. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the Holders of the Notes.

(b) Final Maturity Date

The principal of, and all accrued and unpaid interest on, all outstanding Notes shall be due and payable on June 15, 2068 or, if such date is not a Business Day, the following Business Day (the “Final Maturity Date”), or upon acceleration following an Event of Default of the Notes as provided in Section 2.07, regardless of the amount of Qualifying Capital Securities the Company may have issued and sold by that time.

Section 2.03 Form

The Notes shall be substantially in the form of Exhibit A, shall include the Trustee’s certificate of authentication in the form required by Section 205 of the Base Indenture and shall be issued in fully registered definitive form without interest coupons.

The Notes initially are issuable solely as Global Securities and shall bear the legend required by Section 204 of the Indenture.

The Depositary for the Notes initially shall be the Depository Trust Company (or any successor thereto).

Section 2.04 Rate of Interest; Interest Payment Dates

(a) Rate of Interest; Accrual

The Notes shall bear interest on their principal amount from and including June 30, 2008 to but excluding the Final Maturity Date or such earlier date of repayment at an annual rate of 9.0% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months. Defaulted Interest and interest deferred pursuant to Section 2.05 will bear interest, to the extent permitted by law, at such interest rate, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Dates

Subject to Section 2.05, accrued interest on the Notes shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each such date, an “Interest Payment Date”), beginning on September 15, 2008, to the Holders of the Notes on the immediately preceding March 1, June 1, September 1 or December 1, as the case may be.

Section 2.05 Interest Deferral

(a) Option to Defer Interest Payments

(i) The Company shall have the right, at any time and from time to time, to defer the payment of interest on the Notes for one or more consecutive Interest Periods that do not exceed ten years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Final Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier repayment in full or redemption of the Notes. If the Company has paid all deferred interest (including compounded interest thereon) on the Notes, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.05(a).

(ii) At the end of any Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Notes to the Persons in whose names the Notes are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.05(b).

(b) Payment of Deferred Interest

The Company may not pay any deferred interest (including compounded interest thereon) on the Notes from any source other than Eligible Proceeds prior to the Final Maturity Date, except at any time that the principal amount of the Notes has been accelerated and such acceleration has not been rescinded or in the case of a Business Combination to the extent set forth in Section 2.05(c). Notwithstanding the foregoing, the Company may pay current interest from any available funds.

(c) Business Combination Exception

If the Company is involved in a Business Combination where immediately after the consummation of the Business Combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to such Business Combination, then the surviving or resulting entity may settle any deferred interest on the next Interest Payment Date following the date of consummation of the Business Combination with any available funds; provided that any Deferral Period that commences after the consummation of the Business Combination shall be subject to the provisions of Section 2.06 and provided, further, that, if the surviving or resulting entity does not elect to settle deferred interest as provided in this Section 2.05(c), the Deferral Period will be subject to the provisions of Sections 2.05(b) and 2.06.

(d) Notice of Deferral

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the Notes at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of Notes at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Section 2.06 Alternative Payment Mechanism

(a) Obligation to Issue Qualifying APM Securities

Immediately following the earlier of (i) the first Interest Payment Date during a Deferral Period on which the Company pays any current interest on the Notes and (ii) the fifth anniversary of the commencement of the Deferral Period if on such date such Deferral Period has not ended, the Company, subject to Sections 2.05(b), 2.06(b) and 2.06(c), shall issue one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest (including compounding interest thereon) on the Notes and has applied such Eligible Proceeds on the next Interest Payment Date to the payment of such deferred interest in accordance with this Section 2.06. The requirement set forth in this Section 2.06(a) shall be in effect until the end of such Deferral Period. Notwithstanding (and as a qualification to) the foregoing:

(i) the Company shall not be required to issue Common Stock (or, if the Company has amended the definition of Qualifying APM Securities to eliminate Common Stock, Qualifying Warrants) prior to the fifth anniversary of the commencement of a Deferral Period, to the extent that the number of shares of Common Stock issued (or issuable upon exercise of Qualifying Warrants) to be applied for purposes of funding deferred interest hereunder, together with the number of shares of Common Stock previously issued (or issuable upon exercise of still-outstanding Qualifying Warrants) during such Deferral Period and applied for such purposes, would exceed an amount equal to 2% of the total number of shares of issued and outstanding Common Stock reported in the Company’s then most recent publicly available consolidated financial statements immediately prior to the date of such issuance (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply with respect to a Deferral Period following the fifth anniversary of the commencement of such Deferral Period, at which point the Company must pay any deferred interest, regardless of the time at which it was deferred, pursuant to this Section 2.06, subject to Sections 2.05(b) and 2.06(a)(iii), (b) and (c); and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap will cease to apply with respect to such Deferral Period at the termination thereof and will not apply again unless and until the Company starts a new Deferral Period;

(ii) the Company shall not be permitted to issue Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock to the extent that the net proceeds of any issuance of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock, together with the net proceeds of all prior issuances of Qualifying Preferred Stock and still-outstanding Mandatorily Convertible Preferred Stock applied during the current and all prior Deferral Periods to pay interest on the Notes, would exceed 25% of the aggregate principal amount of the Notes (the “Preferred Stock Issuance Cap”); and

(iii) (A) the Company is not required to sell shares of Common Stock or Mandatorily Convertible Preferred Stock (or, if the Company has amended the definition of Qualifying APM Securities to eliminate Common Stock, Qualifying Warrants) for purposes of paying deferred interest on the Notes if the number of shares of Common Stock to be sold (or which would be issuable upon exercise or conversion of Mandatorily Convertible Preferred Stock or Qualifying Warrants sold), together with the number of shares of Common Stock previously sold (or issued upon conversion or exercise of Mandatorily Convertible Preferred Stock or Qualifying Warrants that the Company was required to sell as a result of an amendment to the definition of Qualifying APM Securities, or issuable upon conversion or exercise of still-outstanding Mandatorily Convertible Preferred Stock or such Qualifying Warrants) for purposes of paying deferred interest on the Notes would be in excess of 155 million (or 310 million if the Company has amended the definition of Qualifying APM Securities to eliminate Common Stock), as adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction (such number, as adjusted pursuant to the following paragraph, the “Share Cap Amount”).

(B) If at any time interest has been deferred under the Notes and remains unpaid, the Company shall increase the Share Cap Amount, as necessary, such that it is at least equal to the number of shares of Common Stock that the Company would need to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average of the Current Market Price of shares of Common Stock over the ten-trading day period preceding such date) three times the then outstanding deferred interest on the Notes (including compounded interest thereon) up to a maximum of ten years of interest (including compounded interest thereon); provided that the Company will only be required to increase the Share Cap Amount to the extent that such increase does not result in a Share Cap Amount that is greater than (i) the number of authorized and unissued shares of Common Stock at the time of such increase minus (ii) the Fixed Commitments. If the increase in the Share Cap Amount is limited due to the proviso in the immediately preceding sentence, or if the number of authorized and unissued shares of Common Stock reduced by the Fixed Commitments is less than the Share Cap Amount, the Company shall use commercially reasonable efforts to obtain shareholder consent at the next annual meeting of its shareholders to increase the number of shares of its authorized Common Stock so that such proviso does not limit the Share Cap Amount and the number of authorized and unissued shares of Common Stock reduced by the Fixed Commitments is at least equal to the increased Share Cap Amount. The Corporation’s authorized and unissued shares of Common Stock, as reduced by the Fixed Commitments, will be allocated pro rata based on relative principal amounts using the Notes, the Fixed-to-Floating Rate Notes and other instruments subject to similar alternative payment mechanisms. If the Company issues additional Notes after the date hereof (including, for the avoidance of doubt, any additional Notes issued pursuant to the exercise of the underwriters’ over-allotment option, as described in Section 2.01(b)), the Share Cap Amount shall increase automatically in proportion to the principal amount of such additional Notes.

(C) If, as of a date no more than 15 and no less than ten Business Days in advance of any Interest Payment Date, the Company has not raised sufficient Eligible Proceeds to pay all deferred interest (including compounded interest thereon) on the Notes in accordance with this Section 2.06 on such Interest Payment Date as a result of the limitation set forth in clause (iii) above, the Company shall provide written certification to the Trustee (which the Trustee will promptly forward upon receipt to each Holder of record of the Notes) of the Company’s calculation of the Share Cap Amount, the number of authorized and unissued shares of the Company’s Common Stock, the Fixed Commitments and the number of shares of Common Stock issued (or issuable upon exercise of such Qualifying Warrants) that the Company has sold pursuant to this Section 2.06 during the 180-day period preceding the date of such notice.

(b) Market Disruption Event

Section 2.06(a) shall not apply with respect to any Interest Payment Date if the Company shall have provided to the Trustee (which the Trustee will promptly forward upon receipt to each Holder of Notes) no more than 15 and no less than ten Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of such period, but the Company was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest. The Company shall not be excused from its obligations pursuant to this Section 2.06 if it determines not to pursue or complete the sale of Qualifying APM Securities due to pricing, coupon, dividend rate or dilution considerations.

(c) Partial Payment of Deferred Interest

(i) If the Company has raised some, but not all, Eligible Proceeds necessary to pay all deferred interest on the Notes on any Interest Payment Date pursuant to this Section 2.06, such Eligible Proceeds shall be applied to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, and payment on each installment of deferred interest shall be distributed to Holders of the Notes on a pro rata basis.

(ii) If the Company has outstanding Pari Passu Securities (including the Fixed-to-Floating Rate Notes) under which it is obligated to sell securities that are Qualifying APM Securities and apply the Eligible Proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of Eligible Proceeds received by the Company from those sales and available for payment of the deferred interest and distributions shall be applied to the Notes and those other Pari Passu Securities on a pro rata basis up to the Common Equity Issuance Cap or the Preferred Stock Issuance Cap and the Share Cap Amount (or comparable provisions in the instruments governing those other Pari Passu Securities) in proportion to the total amounts that are due on the Notes and such other Pari Passu Securities.

(d) Qualifying Warrants

If the Company sells Qualifying Warrants to pay deferred interest to satisfy its obligations pursuant to this Section 2.06, the Company shall use commercially reasonable efforts, subject to the Common Equity Issuance Cap and Section 2.06(a)(iii), to set the terms of such Qualifying Warrants so as to raise sufficient proceeds from their issuance, together with the proceeds of other Qualifying APM Securities that the Company is selling, to pay all deferred interest on the Notes in accordance with this Section 2.06. So long as the definition of Qualifying APM Securities has not been amended to eliminate Common Stock pursuant to Section 2.06(e), the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion, and the Company shall not be obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Notes.

(e) Qualifying APM Securities Definition Change

The Company may, without the consent of any Holders of the Notes, amend the definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants (but not both) and/or Mandatorily Convertible Preferred Stock from the definition of Qualifying APM Securities if, after the date hereof, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards used by the Company in its principal public financial reports becomes effective or applicable to the Company such that there is more than an insubstantial risk that failure to eliminate Common Stock or Qualifying Warrants and/or

Mandatorily Convertible Preferred Stock, as the case may be, from the definition would result in a reduction in the Company’s earnings per share as calculated in accordance with such accounting standards or interpretive guidance. The Company shall send written notice to the Trustee (who shall promptly forward such notice to each Holder of the Notes) in advance of any such change in the definition of Qualifying APM Securities.

Section 2.07 Events of Default

(a) Clauses (1) through (4) of Section 501 of the Indenture shall not apply to the Notes. In addition to clauses (5) and (6) of Section 501 of the Indenture, the following Events of Default shall apply to the Notes:

(1) the failure to pay interest, including compounded interest thereon, in full on any Notes for a period of 30 days after the conclusion of a ten-year period following the commencement of any Deferral Period if such Deferral Period has not ended prior to the conclusion of such ten-year period; and

(2) the failure to pay principal on the Notes when due, subject to the limitations set forth in Section 2.02(a).

(b) Notwithstanding anything in Section 502 of the Indenture to the contrary, if an Event of Default specified in (5) or (6) of Section 501 of the Indenture occurs, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(c) The Trustee shall provide to the Holders of the Notes notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event. However, except in cases of a default or an Event of Default in payment on the Notes, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.

Section 2.08 Securities Registrar; Paying Agent; Place of Payment

The Company appoints the Trustee as Securities Registrar and Paying Agent with respect to the Notes. The Place of Payment for the Notes will be as specified in the Notes.

Section 2.09 Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership

Each Holder, by such Holder’s acceptance of the Notes, agrees that if an event described in clause (5) or (6) of Section 501 in the Indenture shall occur prior to the redemption or repayment of such Notes, whether voluntary or not, such Holder shall have no claim for, and thus no right to receive, any deferred interest (including compounded interest thereon) pursuant to Section 2.05 that has not been paid pursuant to Section 2.05 to the extent the amount of such interest exceeds an amount equal to the earliest two years of accumulated and unpaid interest (including compounded interest thereon) on such Holder’s Notes.

Section 2.10 No Sinking Fund

The Notes shall not be subject to Article Thirteen of the Indenture.

Section 2.11 Subordination

The subordination provisions of Article Eleven of the Indenture shall apply to the Notes, except that solely for purposes of the Notes, Section 1103 of the Indenture shall be amended as follows:

(a) Clauses (a) and (b) of Section 1103 of the Indenture shall be deleted and replaced with the following (capitalized terms used in the following text that are not defined in the Indenture but are defined herein shall have the meanings ascribed to such terms herein):

“(a) (1) In the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, (2) in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, permitting the direct holders of that Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate maturity of that Senior Indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either subclause (1) or (2) of this clause (a), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (3) in the event that any judicial proceeding shall be pending with respect to a payment default or event of default described in subclause (1) or (2) of this clause (a), no payment or distribution of any kind or character, whether in cash, securities or other property, shall be made by the Company on account of the principal of or interest on the Notes unless and until all amounts then due and payable in respect of such Senior Indebtedness, including any interest accrued after such event occurs, shall have been paid in full.”

(b) Clause “(c)” of Section 1103 of the Indenture shall be renumbered clause “(b)”; and

(c) Clause “(d)” of Section 1103 of the Indenture shall be renumbered clause “(c)”.

Section 2.12 Senior Indebtedness

Solely for the purposes of the Notes, the definition of “Senior Indebtedness” in Section 101 of the Indenture shall be deleted and replaced by the following (capitalized terms used in the following text that are not defined in the Indenture but are defined herein shall have the meanings ascribed to such terms herein):

“Senior Indebtedness” means the principal of, premium, if any, and interest on and any other payment due pursuant to any of the following, whether Incurred on or prior to the date hereof or hereafter Incurred:

(i) all obligations of the Company (other than obligations pursuant to the Notes and obligations pursuant to the Indenture with respect thereto) for money borrowed;

(ii) all obligations of the Company evidenced by securities, notes, debentures, bonds or other similar instruments (other than the Notes), including obligations Incurred in connection with the acquisition of property, assets or businesses;

(iii) all capital lease obligations of the Company;

(iv) all reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company;

(v) all obligations of the Company issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes;

(vi) all payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations Incurred by the Company solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Company; and

(vii) all obligations of the type referred to in clauses (i) through (vi) above of another Person and all dividends of another Person the payment of which, in either case, the Company has assumed or guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

provided, however, that “Senior Indebtedness” shall not include: (1) obligations to trade creditors created or assumed by the Company in the ordinary course of business, (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the Notes or (3) the Fixed-to-Floating Rate Notes.”

Section 2.13 Defeasance

The provisions of Section 1402 of the Indenture (relating to discharge of the Indenture) shall apply to the Notes. For purposes of Section 1404(2) of the Indenture as applicable to the Notes, the Opinion of Counsel referred to therein shall be an independent counsel satisfactory to the Trustee, and the words “gain or loss” in the eighth line of Section 1404(2) shall be replaced by the words “income, gain or loss”.

ARTICLE THREE

Covenants

Section 3.01 Dividend and Other Payment Stoppages

So long as any Notes remain outstanding, (a) if the Company has given notice of its election to defer interest payments on the Notes but the related Deferral Period has not yet commenced, or (b) a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to:

(i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Notes; or

(iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Notes;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to:

(A) any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with:

(1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors;

(2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period;

(3) a dividend reinvestment or shareholder purchase plan; or

(4) the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;

(B) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or shares of the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;

(C) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged;

(D) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or

(E) any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

(F) (i) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities; provided that such payments are made in accordance with Section 2.06(c)(ii) to the extent it applies, and (ii) any payments of principal or current or deferred interest on Pari Passu Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Pari Passu Securities; or

(G) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as the Notes, as required under a provision of such other Pari Passu Securities that is substantially the same as the provisions in Section 2.02(a), and that is made on a pro rata basis among one or more series of Pari Passu Securities having such a provision and the Notes.

For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Notes will restrict in any manner the ability of any of the Subsidiaries to pay dividends or make any distributions to the Company or to any other Subsidiaries.

Section 3.02 Additional Limitation on Deferral Over One Year

If any Deferral Period lasts longer than one year, the Company may not, and may not permit any of its Subsidiaries to, redeem or purchase any securities of the Company that on the Company’s liquidation rank pari passu with or junior to any of its Qualifying APM Securities the proceeds of which were applied, pursuant to Section 2.06, to fund deferred interest on the Notes during the relevant Deferral Period until the first anniversary of the date on which all deferred interest on the Notes has been paid. However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to such Business Combination, then the immediately preceding sentence shall not apply if the surviving or resulting entity settles all deferred interest on the next Interest Payment Date following the date of consummation of such Business Combination.

ARTICLE FOUR

Redemption of the Notes

Section 4.01 Redemption

The Notes shall be redeemable at the election of the Company: (1) in whole or in part at any time and from time to time on or after June 15, 2013; provided that in the case of a redemption in part and not in whole, at least $25 million aggregate principal amount of the Notes, excluding any Notes held by the Company or any of its Affiliates, remain outstanding after giving effect to such redemption and (2) in whole but not in part at any time after the date hereof and prior to June 15, 2013. The Redemption Price shall be equal to: (x) in the case of any redemption on or after June 15, 2013 or after the occurrence of a Tax Event, 100% of the principal amount of the Notes being redeemed and (y) in the case of any other redemption at the applicable Make-Whole Redemption Price, in each case plus any accrued and unpaid interest to the Redemption Date. The Notes shall be redeemable in accordance with the procedures in Article Twelve of the Indenture.

Section 4.02 Limitation on Partial Redemption

Notwithstanding the foregoing, the Company may not redeem the Notes in part if the principal amount of the Notes has been accelerated pursuant to Sections 501 and 502 of the Indenture (as amended by Section 2.07(a)) and such acceleration has not been rescinded. In addition, the Company may not redeem the Notes in part unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Notes for all Interest Periods terminating on or before the Redemption Date.

ARTICLE FIVE

Repayment of Notes

Section 5.01 Repayments

The Company, not more than 15 nor less than ten Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), shall notify the Trustee of the principal amount of Notes to be repaid on such date pursuant to Section 2.02(a).

Section 5.02 Selection of the Notes to be Repaid

If less than all the Notes are to be repaid on any Repayment Date (unless the Notes are issued in the form of a Global Security), the particular Notes to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding Notes not previously repaid or called for redemption, by such method as then may be required by law or if no such legal requirement shall then exist, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Notes, provided that the portion of the principal amount of any Notes not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).

The Trustee shall promptly notify the Company in writing of the Notes selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Notes shall relate, in the case of any Notes repaid or to be repaid only in part, to the portion of the principal amount of such Notes which has been or is to be repaid.

Section 5.03 Notice of Repayment

Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 60th day, and not later than the 30th day, prior to the Repayment Date, to each Holder of Notes to be repaid, at the address of such Holder as it appears in the Security Register.

Each notice of repayment shall identify the Notes to be repaid (including the Notes’ CUSIP number, if a CUSIP number has been assigned to the Notes) and shall state:

(a) the Repayment Date;

(b) if less than all outstanding Notes are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Notes to be repaid;

(c) that on the Repayment Date, the principal amount of the Notes to be repaid will become due and payable upon each such Notes or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(d) the place or places where such Notes are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Company or, if the Company timely notifies the Trustee, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice. In any case, a failure to give such notice by mail or any defect in the notice to any Holder of any Notes designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Notes.

Section 5.04 Deposit of Repayment Amount

Prior to 11:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 5.03, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 402 of the Indenture) an amount of money, in immediately available funds, sufficient to pay the principal amount of, and any accrued interest on, all the Notes which are to be repaid on that date.

Section 5.05 Repayment of Notes

If any notice of repayment has been given as provided in Section 5.03, the Notes or portion of the Notes with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest to but excluding the Repayment Date; provided that, except in the case of a repayment in full of all outstanding Notes, installments of interest due on or prior to the Repayment Date will be payable to the Holders of such Notes, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 1001 of the Indenture.

Upon surrender of any Notes repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holders thereof, at the expense of the Company, a new Note, of authorized denominations, in aggregate principal amount equal to the portion of the Notes not repaid and so presented and having the same Scheduled Maturity Date and other terms. If a Global Security is so surrendered, such new Notes will be a new Global Security.

If any Notes required to be repaid shall not be so repaid upon surrender thereof, the principal of such Notes shall bear interest from the applicable Repayment Date until paid at the rate prescribed therefor in the Notes.

ARTICLE SIX

Original Issue of Notes

Section 6.01 Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time, or Treasury Regulations enacted thereunder, or other administrative or judicial guidance.

ARTICLE SEVEN

Supplemental Indentures

Section 7.01 Supplemental Indentures without Consent of Holders

Solely for purposes of the Notes, Section 901 of the Indenture shall be deleted and replaced with the following (capitalized terms used in the following text that are not defined in the Indenture but are defined herein shall have the meanings ascribed to such terms herein):

“Section 901. Supplemental Indentures without Consent of Holders.

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may supplement or amend the Indenture and the Supplemental Indenture for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; or

(2) to add to or modify the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power herein conferred upon the Company; provided that no such amendment or modification may add Events of Default or acceleration events with respect to the Notes; or

(3) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes; or

(4) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interests of the Holders of Notes in any material respect; or

(5) to make any changes to the Indenture or the Supplemental Indenture in order to conform the Indenture and the Supplemental Indenture to the final prospectus supplement provided to investors in connection with the offering of the Notes.”

Section 7.02 Supplemental Indentures with Consent of Holders

Solely for purposes of the Notes, clauses (1) through (3) of Section 902(a) of the Indenture shall be deleted and replaced with the following clauses (1) through (6) (capitalized terms used in the following text that are not defined in the Indenture but are defined herein shall have the meanings ascribed to such terms herein):

“(1) change the Stated Maturity of any payment of principal of or interest (including any additional interest) on the Notes, including the Scheduled Maturity Date and the Final Maturity Date;

(2) change the manner of calculating payments due on the Notes in a manner adverse to Holders;

(3) reduce the requirements contained in the Supplemental Indenture or in the Indenture for quorum or voting;

(4) change the Place of Payment for any payment on the Notes that is adverse to the Holders or change the currency in which any payment on the Notes is payable;

(5) impair the right of any Holder to institute suit for the enforcement of any payment on the Notes;

(6) reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or this Supplemental Indenture or certain defaults hereunder and their consequences;

(7) reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of the Notes; or

(8) modify any of the provisions of this Section.”

ARTICLE EIGHT

Miscellaneous

Section 8.01 Effectiveness

This Supplemental Indenture will become effective upon its execution and delivery.

Section 8.02 Successors and Assigns

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 8.03 Effect of Recitals

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.04 Ratification of Indenture

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.05 Tax Treatment

The Company and, by acceptance of the Notes or a beneficial interest in the Notes, each Holder and beneficial owner of a Note agree to treat the Notes as indebtedness for United States federal income tax purposes.

Section 8.06 Governing Law

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.07 Severability

If any provision of the Indenture, as supplemented and amended by this Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Yanela C. Frias
Name:	Yanela C. Frias
Title:	Vice President and Assistant Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Scott I. Klein
Name:	Scott I. Klein
Title:	Assistant Treasurer

EXHIBIT A

FORM OF NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

No.	Principal Amount: $

Issue Date:	CUSIP: 744320508

PRUDENTIAL FINANCIAL, INC.

9.0% JUNIOR SUBORDINATED NOTES DUE 2068

Prudential Financial, Inc., a corporation organized and existing under the laws of the State of New Jersey (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                  or registered assigns, the principal sum of                  dollars ($                    ) as may be revised from time to time on Schedule I hereto, on June 15, 2038, or if such day is not a Business Day (as defined below), the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as defined below) to the extent set forth in the Indenture hereinafter referred to. If that amount is not paid in full on the Scheduled Maturity Date or any subsequent Interest Payment Date, the remaining principal amount will be due and payable on June 15, 2068, or if such day is not a Business Day, the following Business Day.

The Company further promises to pay interest on said principal sum from and including June 30, 2008 until the principal hereof is paid or made available for payment, at the annual rate of 9.0% (computed on the basis of a 360-day year consisting of twelve 30-day months) quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each such date, an “Interest Payment Date”), beginning on September 15, 2008, subject to deferral as set forth herein. In the event that any interest payment date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no interest will accrue as a result of that postponement. Defaulted Interest and interest deferred pursuant to Section 2.05 of the Supplemental Indenture will bear interest to the extent permitted by law, at the rate of 9.0% per annum, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

A “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office is closed for business. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in such Indenture, will be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1, June 1, September 1 and December 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid, in the case of deferred interest, as provided in the following paragraph, and otherwise to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Company shall have the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods (each a “Deferral Period”) that do not exceed ten years for the applicable Deferral Period, during which Deferral Periods the Company shall have the right, subject to Sections 2.05 and 2.06 of the Supplemental Indenture, to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond June 15, 2068 (or if such day is not a Business Day, the following Business Day) or the earlier repayment in full or redemption of the Securities. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.06 of the Supplemental Indenture, no interest shall be due and payable during a Deferral Period except at the end thereof.

So long as any Securities of this series remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with this Security (including the Fixed-to-Floating Rate Notes, the “Pari Passu Securities”) or junior to this Security or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to this Security (other than (a) any purchase, redemption or other acquisition of shares of its capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (f) (1) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities (including this Security); provided that such payments are made in accordance with Section 2.06(c)(ii) of the Supplemental Indenture to the extent it applies, and (2) any payments of principal or current or deferred interest on Pari Passu Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Pari Passu Securities; or (g) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as this Security, as required under a provision of such other Pari Passu Securities that is substantially the same as Section 2.02(a) of the Supplemental Indenture, and that is made on a pro rata basis among one or more series of Pari Passu Securities (including this Security) having such a provision. In addition, if any Deferral Period lasts longer than one year, neither the Company nor any Subsidiary may redeem or purchase any securities of the Company that on the Company’s liquidation rank pari passu or junior to any of its Qualifying APM Securities the proceeds of which were used to settle deferred interest on the Securities of this series during the relevant Deferral Period until the first anniversary of the date on which all deferred interest on this Security has been paid. However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to such Business Combination, then the immediately preceding sentence will not apply if the surviving or resulting entity settles all deferred interest on the next Interest Payment Date following the date of consummation of such Business Combination.

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Securities then Outstanding at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and the Holder of this Security at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the paying agency office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Company and, by acceptance of this Security or a beneficial interest in this Security, each Holder and beneficial owner of this Security agree to treat this Security as indebtedness for United States federal income tax purposes.

By acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree that either (A) no portion of the assets used by such purchaser to acquire and hold this Security or a beneficial interest in this Security constitutes assets of any (i) employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan, individual retirement accounts and other arrangement subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement or (B) the purchase and holding of this Security or a beneficial interest in this Security by such purchaser will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Date:

PRUDENTIAL FINANCIAL, INC.

By:
	Name:	Yanela C. Frias
	Title:	Vice President and Assistant Treasurer

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities designated therein referred to in the within-mentioned Indenture.

Date:

THE BANK OF NEW YORK, as Trustee

By
Authorized Officer

(FORM OF REVERSE OF NOTES)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Subordinated Debt Securities Indenture, dated as of June 17, 2008 (herein called the “Base Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of June 30, 2008, between the Company and the Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company, the holders of the Senior Indebtedness and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Securities of this series shall be redeemable at the election of the Company in accordance with the terms of the Indenture: (i) in whole or in part at any time on or after June 15, 2013; provided that in the case of a redemption in part and not in whole, at least $25 million aggregate principal amount of the Securities, excluding any Securities held by the Company or any of its Affiliates, remain outstanding after giving effect to such redemption and (ii) in whole but not in part at any time after June 30, 2008 and prior to June 15, 2013. The Redemption Price shall be equal to: (a) in the case of any redemption on or after June 15, 2013 or after the occurrence of a Tax Event, 100% of the principal amount of the Securities being redeemed and (b) in the case of any other redemption at the applicable Make-Whole Redemption Price, in each case plus any accrued and unpaid interest to the Redemption Date.

Notwithstanding the foregoing, the Company may not redeem the Securities in part if the principal amount of the Securities has been accelerated pursuant to Sections 501 and 502 of the Base Indenture (as amended by Section 2.07(a) of the Supplemental Indenture) and such acceleration has not been rescinded. In addition, the Company may not redeem the Securities in part unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Securities for all Interest Periods terminating on or before the Redemption Date.

In the event of a redemption of this Security in part only, a new Security or Securities of this Series and of a like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof based upon cancellation hereof.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, (i) if an Event of Default (other than an Event of Default relating to certain insolvency events, as set forth in the Indenture) with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and (ii) if an Event of Default relating to insolvency events as set forth in the Indenture occurs, the principal amount of the Securities shall automatically become due and payable; provided that in any such case the payment of principal and interest on such Securities shall remain subordinated to the extent provided in Article Eleven of the Base Indenture.

The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a bankruptcy event of the Company shall occur prior to the redemption or repayment of such Securities, whether voluntary or not, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.05 of the Supplemental Indenture to the extent the amount of such interest exceeds an amount equal to the earliest two years of accumulated and unpaid interest (including compounded interest thereon) on such Holder’s Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall have the right to treat and shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $25.00 and any integral multiples of $25.00 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE I

SCHEDULE OF PRINCIPAL AMOUNT REDUCTIONS

Principal amount of Notes outstanding represented by this Security as of             ,             : $            .

Thereafter, the following decreases have been made:

Date of Repayment or Redemption	Principal Amount Repaid or Redeemed	Principal Amount Remaining	Notation Made by or on Behalf of the Trustee
	$	$

Schedule I-1